EXHIBIT 99.7(l)(ii)(2) Business Owner

HOW TO ENROLL WITH TIAA-CREF

To enroll, you must complete your Enrollment Form and Plan Contribution Allocation Administrative Form, and sign the notice on prospectuses and documents. There is also one optional form — the Spousal Waiver Form — that depends on your bene-ficiary designation if you are married. When these are ready, simply return your completed forms to: TIAA-CREF, Keogh Department, P.O. Box 1272, Charlotte, NC, 28201.

Your enrollment with TIAA-CREF can be completed in four easy steps that are outlined below.

STEP ONE

COMPLETE YOUR ENROLLMENT FORM

The instructions will guide you through completing your enrollment form. Please be sure to read the agreement in section 6 before signing and dating the form.

You are eligible to open a Keogh with TIAA-CREF if you have self-employment income and you:

■	are employed with or retired from an eligible institution, or serve as trustee of an eligible institution;

■	have an existing contract with TIAA or CREF (TIAA-CREF Mutual Funds or TIAA-CREF Life Insurance Company products are not applicable);

■	are the spouse/domestic partner with self-employment income of a person who meets the above criteria, subject to state regulations.

Eligible institutions include colleges, universities, private schools, public K-12 schools, teaching hospitals, museums, cultural institutions, and libraries, as well as other nonprofit organizations that are primarily engaged in education or research.

STEP TWO

SELECT YOUR ALLOCATION

Select the accounts to which you would like to allocate your contributions by completing the Plan Contribution Allocation Administrative Form. For information about the accounts available, please see “Your Investment Choices.” There may be transfer and withdrawal restrictions on some or all of the accounts and funds. You may change your allocation at any time in the future.

If your allocation is invalid in any way, your contributions will be allocated to the CREF Money Market Account. Upon receiving clarification from you, we will apply all future contributions according to your instructions.

STEP THREE

COMPLETE THE SPOUSAL WAIVER FORM (Applicable only if you are married)

If your Keogh plan is subject to the Employee Retirement Income Security Act (ERISA), your spouse is entitled to at least 50% of the death benefit under the plan. If the plan is not subject to ERISA, your spouse is entitled to the percentage specified by the plan. Therefore, your spouse must consent and sign the waiver if you wish to name someone else for more than 50% (or the amount specified by the plan) of the death benefit. Generally, waiving spousal rights is available if you are age 35 or older.

STEP FOUR

SIGN NOTICE ON PROSPECTUSES AND DOCUMENTS

You should read the prospectuses for the accounts and funds carefully before you invest. Please acknowledge that you have received the prospectuses and supplementary documents on CD by signing the notice.

GENERAL INFORMATION

Whenever a new account is opened, federal law requires all financial institutions to help the government fight the funding of terrorism and prevent money laundering activities by obtaining, verifying and recording information that identifies each person who opens an account.

For this reason, we request your name, address, date of birth, Social Security number (or taxpayer identification number), telephone number and other information that will allow us to identify you. Without this information, we may not be able to open an account or process any transactions for you.

State regulations require that you provide information on any existing annuity or life insurance contracts that would be replaced by the TIAA-CREF account for which you are applying. If your new TIAA-CREF account is going to replace more than one existing contract, please include that information on an additional page with your name and Social Security number.

Need Help? For assistance in setting up your Keogh plan, please call us at 800 842-2776 Monday to Friday from 8 a.m. to 10 p.m. or Saturday from 9 a.m. to 6 p.m. (ET).

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ENROLLMENT FORM FOR TIAA AND CREF KEOGH CERTIFICATES

Teachers Insurance and Annuity Association of America-College Retirement Equities Fund New York, NY

Please print in upper case using black or dark blue ink and provide all information requested

1	Provide your personal information

2	Indicate the amount of your plan contribution

*

Keogh contributions will be reported on the Plan’s Form 5500 in the calendar year in which they are received. The Form 5500 may reflect both current and prior year contributions if both were received in the same calendar year. Please consult your tax advisor with any questions.

All contributions will be allocated to the CREF Money Market Account unless you complete the Plan Contribution Allocation Administrative Form.

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Designate your beneficiary(ies)

3	Make sure that the percentage allotted to all beneficiaries in each class totals 100%. If you want to list additional beneficiaries, you may copy this page to indicate your instructions.

Name(s) of primary beneficiary(ies)

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Indicate Replacement of Existing Contracts/Policies (if applicable)

4	Will these annuity certificates replace an existing annuity contract/certificate or life insurance policy? If so, please provide the name of your insurer and the contract/policy number.

5	Basis of Eligibility

Please see the list of eligibility criteria in Step One of the instructions for details.

You or your spouse/domestic partner currently own any TIAA or CREF annuity contract or certificate or TIAA individual insurance policy.

If spouse/domestic partner, provide name and Social Security Number:

If spouse/domestic partner, provide name and Social Security Number:

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Indicate your agreement and signature
6

Your Keogh plan may offer mutual funds as an investment choice in addition to the TIAA and CREF annuities. The TIAA and CREF annuities and amounts in any of the mutual funds cannot be assigned and do not allow for loans. All contributions must be remitted under the terms of your Keogh plan. Your Keogh plan may limit your ability to make withdrawals and transfers from the TIAA and CREF annuities and amounts in any of the mutual funds.

Cash withdrawals and transfers from the TIAA Traditional Annuity are currently not subject to a surrender charge. If such a charge is imposed in the future, you would receive three months’ advance notice, and the charge would apply only to subsequently remitted premiums including any amounts transferred from the CREF accounts, the TIAA Real Estate Account or the mutual funds after the charge is imposed.

The accumulations in and the benefit payments from the CREF accounts, the TIAA Real Estate Account, and the mutual funds are variable and not guaranteed; they depend on the investment performance of these accounts.

Your beneficiary designation will apply to your TIAA and CREF annuity certificates and to the mutual fund accounts for which TIAA keeps records. Under your plan, your spouse has the right to a death benefit. If the plan is subject to ERISA, your spouse is entitled to at least 50% of the death benefit specified by the plan. If the plan is not subject to ERISA, your spouse is entitled to the percentage stipulated by the plan. Your spouse must consent to any beneficiary designation that doesn’t meet this requirement by completing the “Waiver of Spouse’s Right to Preretirement Death Benefits.”

I have read and acknowledge all provisions of this enrollment form.

Under penalties of perjury, you certify that the taxpayer identification number shown on this form is your correct Social Security number.

The Internal Revenue Service does not require your consent to any provision of this document.

The following information does not apply to New York applicants. Some states require a fraud warning to appear on the form. These states, including Arkansas, Kentucky, Maine and New Mexico require a warning substantially similar to the following:

People who file applications for insurance or statements of claim commit a fraudulent insurance act if they: knowingly do so with intent to injure, defraud or deceive any insurance company or another person; and/or knowingly include in their application or statement of claim any materially false or misleading information; and/or knowingly conceal information, for the purpose of misleading, concerning any fact material to the application or claim.

A fraudulent insurance act is a crime, and penalties may include imprisonment, fines, denial of insurance and civil damages.

New Jersey residents, please note: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

Ohio residents, please note: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

District of Columbia residents, please note: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

© 2007 Teachers Insurance and Annuity Association of America–College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017

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SELECT YOUR ALLOCATION
PLAN CONTRIBUTION ALLOCATION ADMINISTRATIVE FORM

For information about the accounts available in your plan, please review “Your Investment Choices.” If you need help creating an allocation, you can use our Asset Allocation Evaluator at www.tiaa-cref.org/calcs. You can also have a custom portfolio prepared for you by calling us at 800 842-2776.

Please refer to “Your Investment Choices” for the account names and three-digit account numbers of your allocation choices, and enter in the spaces provided. Please use only whole numbers and make sure your total allocation equals 100%. If the account number and name don’t match, we will use the account number for your allocation choice. If you are allocating to more than ten accounts or funds, you may copy this page and include your name and Social Security number to indicate your instructions.

SPOUSAL WAIVER FORM (IF APPLICABLE) WAIVER OF SPOUSE’S RIGHT TO PRERETIREMENT DEATH BENEFITS

If you wish to waive your spouse’s right to a preretirement survivor death benefit under your plan and/or ERISA, your spouse must consent to the waiver. Generally, waiving spousal rights is available if you are age 35 or older.

The date of your spouse’s signature must be the same or later than the date you sign your enrollment form.

Consent by Spouse (Must Be Witnessed)

With this consent I am voluntarily and irrevocably giving up my right to a qualified preretirement survivor death benefit. I recognize that any preretirement death benefit payable under these annuities or the mutual funds will be paid to the beneficiaries as described in the enrollment form.

NOTICE ON PROSPECTUSES AND DOCUMENTS

Included in your enrollment package is a CD containing prospectuses for the investment options available under your Keogh plan and the following supplementary documents:

■	TIAA-CREF Notices on Privacy Policy and Business Continuity

■	Federal Register Notice for the TIAA Real Estate Account

■	Keogh Prototype Plan and IRS Approval Letters

■	Quarterly Performance information

■	Statements of Additional Information, which supplement the prospectuses

Paper copies of prospectuses and other documents can be ordered at no charge by calling toll-free 877 518-9161 or by visiting www.tiaa-cref.org. If in the future you would prefer to receive prospectus updates via e-delivery rather than paper, please visit www.tiaa-cref.org, sign into your account, and update your personal profile.

I consent to receiving and have received the prospectuses for the investment options available under my Keogh plan and supplementary documents by means of the accompanying CD. If I would prefer to receive paper copies of these documents, I understand that, now or at any time, I can order them at no charge by calling toll-free 877 518-9161 or by visiting www.tiaa-cref.org.

You should consider the investment objectives, risks, charges and expenses carefully before investing. Please read the prospectuses for the accounts and funds carefully before you invest. This form must be accompanied or preceded by current prospectuses. For additional copies, call 877 518-9161 or visit www.tiaa-cref.org.

TIAA-CREF Individual & Institutional Services, LLC, and Teachers Personal Investors Services, Inc., distribute securities products. TIAA (Teachers Insurance and Annuity Association of America), 730 Third Avenue, New York, NY 10017 issues annuities.

© 2007 Teachers Insurance and Annuity Association of America–College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017